Exhibit 99.1

FOR IMMEDIATE RELEASE

TECO ENERGY ENTERS INTO SECOND AMENDMENT OF

AGREEMENT TO SELL TECO COAL

TAMPA, Fla. (Feb 5, 2015) — TECO Energy Inc. (NYSE:TE) today announced that it has entered into a second amendment of its agreement with Cambrian Coal Corporation, a member of the Booth Energy group, to modify the terms of the Securities Purchase Agreement (SPA) dated as of October 17, 2014, related to the sale of TECO Coal. Under this second amendment, the total sales price of $140 million includes future contingent consideration of $60 million if certain coal benchmark prices reach certain levels over the next five years. The $80 million cash base purchase price is subject to post-closing adjustments. The SPA remains subject to the buyer obtaining financing and can be terminated by either party if the specified closing conditions are not met by March 13, 2015.

TECO Energy CEO John Ramil stated, “The coal markets have continued to weaken for a number of months now. We believe that the new amended agreement reflects the fair value of TECO Coal in the current markets, and allows us to execute our strategy to exit the coal business in an expeditious manner.”

TECO Energy’s fourth quarter and full-year 2014 results will reflect an additional non-cash, after-tax impairment charge of approximately $11.0 million in discontinued operations.

TECO Energy Inc. (NYSE: TE) is an energy-related holding company with regulated electric and gas utilities in Florida and New Mexico. Tampa Electric serves more than 700,000 customers in West Central Florida; Peoples Gas System serves more than 350,000 customers across Florida; and New Mexico Gas Co. serves more than 513,000 customers across New Mexico. Other TECO Energy subsidiaries include TECO Coal, which owns and operates coal-production facilities in Kentucky, Tennessee and Virginia.

Note: This press release may be deemed to contain forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Actual results may differ materially from those forecasted. The forecasted results are based on the company’s current expectations and assumptions, and the company does not undertake to update that information or any other information contained in this press release, except as may be required by law. Factors that could impact actual results

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include: the ability of the purchaser to obtain suitable financing, for other closing conditions to be satisfied or waived, and for TECO Energy to successfully close the sale transaction. Additional information is contained under “Risk Factors” in TECO Energy, Inc.’s Annual Report on Form 10-K for the period ended Dec. 31, 2013, and as updated in subsequent filings with the Securities and Exchange Commission.

Contact:	News Media: Cherie Jacobs - (813) 228-4945 Investor Relations: Mark Kane – (813) 228-1772 Internet: www.tecoenergy.com

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